Exhibit 14

CASH TECHNOLOGIES, INC.

Code of Ethics for

Chief Executive Officer and Chief Financial Officer

JUNE 2003

Code of Ethics for Chief Executive Officer and Chief Financial Officer

Introduction

Cash Technologies, Inc. is committed to fostering an environment throughout our organization that supports and reinforces our commitment to the highest ethical standards. To that end, Cash Technologies, Inc. has adopted a Code of Ethics. The Code of Ethics applies to Cash Technologies, Inc. directors, officers and employees alike. However, certain of our officers and employees – our Chief Executive Officer and Chief Financial Officer – provide services and perform functions that merit a more detailed expression of their duties, because they are singularly responsible for the integrity, accuracy and timeliness of our periodic financial reports to regulators and the investing public. Thus, Cash Technologies, Inc.’s Board of Directors has adopted this Code of Ethics for our Chief Executive Officer and Chief Financial Officer.

This Code of Ethics is intended to supplement our company-wide Code of Ethics. Along with our Code of Ethics, Employee Handbook and other policies, procedures and guidelines adopted from time to time, this Code of Ethics is designed to deter wrongdoing and promote:

—Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

—Full, fair, accurate, timely and understandable disclosure in reports and documents that Cash Technologies, Inc. files with, or submits to, the United States Securities and Exchange Commission and in other public communications made by Cash Technologies, Inc.;

—Compliance with applicable governmental laws, rules and regulations;

—The prompt internal reporting of violations of this Code; and

—Accountability for adherence to this Code.

Each one of the individuals covered by this Code of Ethics must abide by its terms. Any waiver of this Code of Ethics must be approved in writing by the Audit Committee of Cash Technologies, Inc.’s Board of Directors. Adherence to this Code of Ethics by those covered by it is a condition of employment. Violators are subject to disciplinary action, up to and including dismissal from Cash Technologies, Inc. and criminal prosecution.

Reporting Violations

If you become aware or suspect that a violation of this Code of Ethics or the principles it embodies has occurred, you should immediately report the incident to the General Counsel. You may make a good faith report of a suspected violation secure in the knowledge that Cash Technologies, Inc. will not allow retaliation for reporting your concerns. Cash Technologies, Inc. will make appropriate efforts to safeguard the confidentiality of your report. However, confidentiality cannot be assured in every instance. For example, there may be circumstances that require us to report illegal conduct to appropriate law enforcement authorities.

Enforcement

Outside Counsel will be appointed by the Audit Committee and/or the full Board of Directors will oversee any investigation into a suspected violation of this Code of Ethics. When appropriate, the Counsel will take statements, interview witnesses and prepare a written report of facts and findings. The Counsel will report his facts and findings directly to the Audit Committee of the Board of Directors, which will promptly determine appropriate action based on the facts and information presented. It is Cash Technologies, Inc.’s goal that this Code of Ethics be enforced fairly and consistently.

The Counsel will provide periodic reports directly the Audit Committee regarding compliance with this Code of Ethics.

Responsibilities to Cash Technologies, Inc.

Conflicts of Interest

The business decisions and actions of our principal executive, financial and accounting personnel must never be influenced by personal considerations or personal relationships. These individuals should avoid any relationship or activity that might impair—or even appear to impair—their ability to make objective and fair decisions while performing their jobs. For example, a conflict of interest may occur when family members or close personal friends are involved in business relationships with you, either inside or outside the company. Other examples of potential conflicts of interest include:

—employment by a competitor or potential competitor while you are employed by Cash Technologies, Inc.;

—acceptance of gifts, payments, services or anything of value from anyone seeking to do business with Cash Technologies, Inc.;

—placement of Cash Technologies, Inc. business with an entity in which you or a family member has a financial interest; and

—a significant ownership interest in a Cash Technologies, Inc. competitor.

Where even the appearance of a conflict of interest may exist, share the facts with and seek guidance from your manager or notify the General Counsel. If you believe that a conflict of interest exists or if you believe that there is a material transaction or relationship that reasonably could be expected to give rise to a conflict of interests, you must report it to the General Counsel immediately upon its discovery.

Acceptance of Gifts

Gifts, meals and business entertainment are common in business. They can help us build better relationships with our clients and vendors. Although the types of gifts, meals and entertainment that are appropriate in a business environment depends on many factors, generally, Cash Technologies, Inc. employees may accept gifts, meals and business entertainment of a nominal value from clients and vendors. It is often difficult to define “nominal” – and $50.00 may well be an appropriate limit – but common sense and good business ethics should be your guide. If the gift, meal or entertainment seems too lavish, it probably is. A gift, meal or other form of entertainment that is too lavish may give rise to an actual or apparent conflict of interest. Remember, you hold a special position of trust at Cash Technologies, Inc. You should not be influenced in any way by gifts or other offers – from internal or external sources.

Under no circumstances should you solicit or request gifts, meals, favors or services. Additionally, you should not accept anything if it will obligate you, make you feel obligated or may be construed to obligate you to do business with the giver. You should also never accept gifts of cash or securities. If you are in doubt as to whether a particular gift is appropriate, seek guidance from Counsel.

Confidential Information

Cash Technologies, Inc. has expended substantial resources in developing and protecting confidential business information. This sort of information includes, but is not limited to, customer and supplier lists, pricing models and materials, marketing strategies, non-public financial data and other sensitive information to which you may help develop or be provided access while you are a Cash Technologies, Inc. employee. You should take reasonable and appropriate security measures to protect Cash Technologies, Inc.’s confidential information.

As one of Cash Technologies, Inc.’s principal executive, financial or accounting personnel, you will have special access to Cash Technologies, Inc.’s confidential business and financial information. This may include non-public growth and acquisition strategies, trend reports and analyses, pro-forma financial statements and other financial information in draft or preliminary form. You should never disclose this information to individuals outside the Company and you should caution individuals within the Company to whom you provide such information to carefully maintain its confidentiality and prevent its disclosure.

Your responsibility to preserve the confidentiality of Cash Technologies, Inc.’s proprietary business information continues even after the termination of your employment with Cash Technologies, Inc.

Our Responsibilities to Our Shareholders

Insider Trading

Cash Technologies, Inc. is a publicly-traded company, traded on the American Stock Exchange under the symbol “TQ.” The market price of our shares is based on the public’s knowledge of our Company. It is against the law for Cash Technologies, Inc. employees to buy or sell Cash Technologies, Inc. stock based on material, non-public (“inside”) information. To do so provides you with an unfair advantage. Remember, because of your position with the company, you have and will continue to have access to a significant amount of inside information. Additionally, it is illegal for you to provide “tips” about inside information to those outside the Company so that they may trade in Cash Technologies, Inc. stock. Simply stated, material, non-public information is not to be used for personal gain, and you should not trade in Cash Technologies, Inc. stock when you possess such information. If you have any question regarding whether it is appropriate to engage in any transaction, contact the Counsel.

Financial and Other Reporting

Cash Technologies, Inc. has a responsibility to maintain complete, accurate and reliable records of our business and must meet the disclosure requirements imposed by the United States Securities and Exchange Commission and by AMEX. You have a special role in the preparation of these reports. To satisfy these requirements Cash Technologies, Inc. has implemented procedures to ensure that only proper transactions are entered into by the Company, that such transactions have proper management approval, that such transactions are properly accounted for in the books and records of the Company and that the reports and financial statements of the Company fairly and accurately reflect such transactions. You should familiarize yourself with these policies, accounting controls, procedures and records and must comply with these requirements. Indeed, you should continually work to identify areas for improvement in our internal controls and procedures for financial reporting. You have a special responsibility for implementing any improvements that are deemed warranted. Ultimately, Cash Technologies, Inc.’s principal executive, finance and accounting personnel bear significant responsibility for the accuracy and timeliness of disclosures in reports and documents Cash Technologies, Inc.’s files with or submits to the Securities and Exchange Commission and in other public communications.

Additionally, Cash Technologies, Inc. has established a Disclosure Committee. The Disclosure Committee is (or certain of its members are), among other things, charged with reviewing Cash Technologies, Inc.’s periodic reports and press releases. It is an especial responsibility of the Committee to ensure that it has reviewed and disseminated all material information about the Company that, by law, should be disseminated. You may be asked to serve on this Committee or to review certain materials in connection with the Committee’s responsibilities. When you are asked to do so, you must do so faithfully and in accordance with the Committee’s Charter. You also should report to the Committee such information that the Committee needs to carry out its role and duties.

Our Responsibilities Under the Law

Compliance with Applicable Statutes, Rules and Regulations

Cash Technologies, Inc. is required to comply with various statutes, rules and regulations. These range from the federal securities laws, including, without limitation, the Sarbanes-Oxley Act of 2002 and the rules of the AMEX. You must comply with, and assist Cash Technologies, Inc. with compliance with, all applicable statutes, rules and regulations. If you have any questions about applicable statutes, rules and regulations and the conduct required of you, you should speak to Counsel.

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